As filed with the Securities and Exchange Commission on July 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IONETIX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-2828779
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3130 Sovereign Drive

Lansing, MI 48911

(Address of Principal Executive Offices) (Zip Code)

Ionetix Corporation Amended and Restated 2010 Equity Compensation Plan

Ionetix Corporation 2016 Equity Incentive Plan

Ionetix Corporation 2026 Equity Incentive Plan

(Full Title of the Plans)

Kevin J. Cameron

Chief Executive Officer

3130 Sovereign Drive

Lansing, Michigan 48911

(Name and Address of Agent for Service)

(517) 252-4069

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephen Thau, Esq.

Albert W. Vanderlaan, Esq.

Orrick Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

(212) 506-5076

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Ionetix Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 20, 2026;

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 16, 2026 (as amended by the Registrant’s Current Report on Form 8-K/A filed with the SEC on May 20, 2026) and May 20, 2026; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 10-12G/A filed with the SEC on March 27, 2026, pursuant to Section 12(g) of the Exchange Act, as updated by the description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the SEC on April 16, 2026, and including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation contains provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL for any breach of fiduciary duties as a director or officer, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends, stock purchases or redemptions), which applies to directors only; or

●	any transaction from which the director or officer derived an improper personal benefit; or

●	any action by or in the right of the Registrant, which applies to officers only.

As permitted by the DGCL, the Registrant’s amended and restated bylaws provide that:

●	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

●	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to certain very limited exceptions; and

●	the indemnification rights conferred in the amended and restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

The Registrant currently carries liability insurance for its directors and executive officers for securities matters.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

5.1	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP.					X

23.1	Consent of M&K CPAS, PLLC, an independent registered public accounting firm.					X

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

99.1	Ionetix Corporation Amended and Restated 2010 Equity Compensation Plan and form of award agreements	8-K	000-56821	10.5	April 16, 2026

99.2	Ionetix Corporation 2016 Equity Incentive Plan and form of award agreements.	8-K	000-56821	10.6	April 16, 2026

99.3	Ionetix Corporation 2026 Equity Incentive Plan and form of award agreements.	8-K	000-56821	10.7	April 16, 2026

107.1	Filing Fee Table					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan on July 14, 2026.

Ionetix Corporation

By:	/s/ Kevin J. Cameron
Kevin J. Cameron
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Kevin J. Cameron and Phieu Phun as our true and lawful attorneys, with full power to him to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith, and any and all amendments (including post-effective amendments) to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney. This power of attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date

/s/ Kevin J. Cameron	Chief Executive Officer and Director	July 14, 2026
Kevin J. Cameron	(principal executive officer)

/s/ Phieu Phun	Chief Financial Officer	July 14, 2026
Phieu Phun	(principal financial and accounting officer)

/s/ Gregory Martin	Director	July 14, 2026
Gregory Martin

/s/ Douglas Boothe	Director	July 14, 2026
Douglas Boothe

/s/ Michael Stewart	Director	July 14, 2026
Michael Stewart

/s/ Michael Tarnok	Director	July 14, 2026
Michael Tarnok

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